UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the
☐	Definitive Proxy Statement		Commission Only (as permitted
☐	Definitive Additional Materials		by Rule 14a-6(e)(2))
☑	Soliciting Material Pursuant to § 240.14a-12
Freedom Acquisition Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     ON AUGUST 24, 2007, FREEDOM ACQUISITION HOLDINGS, INC. (“FREEDOM”) FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AN AMENDED PRELIMINARY PROXY STATEMENT IN CONNECTION WITH THE PROPOSED ACQUISITION OF GLG PARTNERS LP AND ITS AFFILIATED ENTITIES (COLLECTIVELY, “GLG”) AND INTENDS TO MAIL A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS TO FREEDOM STOCKHOLDERS. STOCKHOLDERS OF FREEDOM AND OTHER INTERESTED PERSONS ARE ADVISED TO READ FREEDOM’S AMENDED PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED BY FREEDOM WITH THE SEC IN CONNECTION WITH FREEDOM’S SOLICITATION OF PROXIES FOR THE SPECIAL MEETING TO BE HELD TO APPROVE THE ACQUISITION BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT GLG, FREEDOM AND THE PROPOSED ACQUISITION. THE DEFINITIVE PROXY STATEMENT WILL BE MAILED TO STOCKHOLDERS AS OF A RECORD DATE TO BE ESTABLISHED FOR VOTING ON THE PROPOSED ACQUISITION. STOCKHOLDERS MAY OBTAIN A COPY OF THE AMENDED PROXY STATEMENT AND DEFINITIVE PROXY STATEMENT, WHEN AVAILABLE, WITHOUT CHARGE, AT THE SEC’S INTERNET SITE AT HTTP://WWW.SEC.GOV OR BY DIRECTING A REQUEST TO: FREEDOM ACQUISITION HOLDINGS, INC., 1114 AVENUE OF THE AMERICAS, 41ST FLOOR, NEW YORK, NEW YORK 10036, TELEPHONE (212) 380-2230.
     FREEDOM AND ITS DIRECTORS AND OFFICERS MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM FREEDOM’S STOCKHOLDERS. A LIST OF THE NAMES OF THOSE DIRECTORS AND OFFICERS AND DESCRIPTIONS OF THEIR INTERESTS IN FREEDOM IS CONTAINED IN FREEDOM’S PROSPECTUS DATED DECEMBER 21, 2006, WHICH IS FILED WITH THE SEC, AND WILL ALSO BE CONTAINED IN FREEDOM’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE. FREEDOM’S STOCKHOLDERS MAY OBTAIN ADDITIONAL INFORMATION ABOUT THE INTERESTS OF ITS DIRECTORS AND OFFICERS IN THE ACQUISITION BY READING FREEDOM’S AMENDED PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN EACH BECOMES AVAILABLE.
     NOTHING IN THIS SCHEDULE 14A SHOULD BE CONSTRUED AS, OR IS INTENDED TO BE, A SOLICITATION FOR OR AN OFFER TO PROVIDE INVESTMENT ADVISORY SERVICES.

     The following is the script of a webcast and presentation made by the Founder, Managing Director and Co-Chief Executive Officer and the Acting Director of Investor Relations of GLG Partners LP at the Lehman Brothers 2007 Financial Services Conference at 9:15 a.m. Eastern Time on September 10, 2007, which accompanied the presentation attached as Exhibit 99.1 to the Current Report on Form 8-K of Freedom Acquisition Holdings, Inc. filed with the U.S. Securities and Exchange Commission on September 7, 2007.
Lehman Brothers Financial Services Conference
September 10, 2007
[Speaker: Noam Gottesman]
Good morning everyone. Thank you Roger for giving us the opportunity to present.
There are a few things that I need to read as a matter of course. Please note that this presentation includes a number of forward-looking statements. These forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual outcomes to differ materially from those indicated in these statements, including those described in the risk factors section of the amended preliminary proxy statement filed by Freedom Acquisition Holdings, Inc. with the SEC with respect to our proposed acquisition transaction with Freedom. GLG assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
GLG also presents certain financial measures which are not prepared in accordance with U.S. GAAP, in addition to financial results prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures to GAAP is included in our second quarter earnings release, a copy of which is available on our website, www.glgpartners.com, and has also been filed with the Form 8-K of Freedom filed on the 3rd of August with the SEC.

SLIDE 1: GLG ACCESSES THE PUBLIC MARKETS
GLG is one of the world’s leading alternative asset managers with over $21 billion in gross assets under management.
Though we are speaking to you today as a private company, we are accessing the public markets and will become a NYSE-listed company through a reverse acquisition with Freedom Acquisition Holdings, which we expect to close early in the fourth quarter.
Freedom was formed solely to make an acquisition and its common stock is trading on the AMEX under the symbol FRH.
After the transaction, the shares are expected to trade on the NYSE under the symbol GLG.
The pro forma fully diluted market cap is expected to be approximately $3.3 billion, and at current prices, the float is expected to be approximately $545 million.

SLIDE 2: TRANSACTION SUMMARY
In terms of the transaction details, Freedom will purchase 100% of GLG Partners and all the associated entities through a reverse acquisition.
Under the terms of the agreement, the owners of GLG will receive from Freedom:
•	$1 billion in cash and

•	Approximately 230 million shares of Freedom on a fully diluted basis.
Freedom’s shareholders will own roughly 28% of the combined company, and current GLG equity holders will own the remainder on a fully diluted basis.
•	Upon completion of the transaction, GLG equity holders have committed to reinvest at least 50% of their after-tax cash proceeds into GLG funds at full fees. These will be locked up for a number of years.

•	GLG also intends to allocate from the share consideration 10 million shares to GLG employees.
In addition to our significant re-investment in the funds I mentioned a moment ago, GLG’s principals and other key next-generation professionals are entering into lengthy lock-up and non-compete agreements.
We will have strong board with a majority of independent directors, and the transaction will be subject to approval by Freedom’s shareholders, as well as Cayman, UK and Irish regulatory authorities.

SLIDE 3: GLG SEES SIGNIFICANT BENEFITS TO BECOMING PUBLIC THROUGH FREEDOM
Let me try to explain why we are going public. And, further, why are we doing it through this transaction with Freedom rather than through a traditional IPO or even a 144A offering.
Accessing the public markets was a very important strategic move and a key step for us in the realization of our business and our growth strategies. There are really three principal points:
•	One, being public we feel will enhance our ability to continue to attract, retain and motivate top investment talent which of course lies at the heart of our business and our ability to deliver superior investment returns to our clients.

•	We feel that being public will help us to expand our global business, increase the brand awareness, and to grow in our major target markets, which are the US, the Middle East and Asia.

•	And the transaction really provides our business with more efficient access to capital markets and to an acquisition currency.
This is an extremely effective method to achieve a listing.
•	The whole process has minimized management disruption and business disruption and all the time that can normally be associated with a listing has been truncated.

•	We were also able to minimize many of the execution and market risks normally associated with a transaction, as Freedom is already a public company.
Freedom is our partner in this transaction. The principals of Freedom are very impressive. One is Martin Franklin, who runs Jarden Corp. The other is an extremely successful businessman who has been a long-term client of GLG, Nicolas Berggruen. They have a very strong board, and we’re very excited to have them as partners and investors.
SLIDE 4:
[Skip over]

SLIDES 5&6: GLG IS A LEADING ALTERNATIVE ASSET MANAGER
Let me now tell you a bit more about GLG. We’re a multi-strategy alternative asset manager. We manage over 40 funds, as well as managed accounts for a combination of high net worth individuals and institutions, and we use both alternative and long-only strategies.
We were founded in 1995 as a division of Lehman Brothers and became an independent company in 2000. Post the Freedom transaction, Lehman Brothers will have an approximately 10.5% stake in the company.
The main pillars of our business are equity, credit, convertible and emerging markets strategies. We are committed to preserving capital and achieving consistent, superior returns on an absolute basis, and we have had historically a pretty low correlation with both the equity and fixed income markets.
Our business is essentially split into two on the client side.
•	Roughly $10 billion is accounted for by approximately 450 ultra high net worth families. These families are almost exclusively located in Europe and a little bit in the Middle East. No US families; almost no Asian families. They have been in general clients of ours since the late ’80s and onwards and have grown in number through referrals, through divorces and through some additional introductions.

For us, we feel that this is an incredibly strong bedrock because these clients are essentially discretionary. They come to us with their money. We allocate it for them. We go through their needs and that explains partially the need to have so many different funds because if we feel that a part of the market is going to be stagnant or an asset class is going to be stagnant, we’re able to move them to another area that we feel will perform better. In reality, we’re ambivalent to where the assets go as long as they stay with us.

•	That’s the first part of the business. The other part of the business is again just over $10 billion of institutional clients, which principally are governmental, endowment, pension funds and private banks with whom we’ve had relationships and we’ve worked very closely.
Today, we have over 300 people, including approximately 120 investment professionals.
At the bottom of the page is a little bit of propaganda from a few of the awards that we’ve won recently.

SLIDE 7: GLG’S KEY GROWTH STRATEGIES
The business was founded by myself, Pierre Lagrange and Jonathan Green. We’ve managed to continue to grow without interruption by adding people and adding partners and have a very stable bedrock of employees and a very stable talent pool within the firm.
•	We’ve managed to grow, first of all, by having good performance. That’s one of the things on which we’ll obviously continue to focus, and the most important thing will be extending our strong investment track record.
•	A core part of this will be managing to retain and to motivate and employ the best people. The overriding concern of the transaction is being able to have a currency that will keep people motivated all in the same direction and locked into the firm for very substantial periods of time.
•	We also plan to focus on continuing to grow the number of products and strategies that we have.
•	Today, as I mentioned, we have over 40 fund products. We’ll continue to grow this number as opportunities arise, and the expansion isn’t expansion for expansion’s sake. It’s often not only because we find opportunities in the markets; it could also be because clients come to us. A recent example has been the Environment Fund, which was launched earlier this year. Having incubated it in-house for a couple of years, we saw tremendous interest from European pension funds who wanted to be able to have an environmental fund and were unhappy with many of the options they saw, which were really biotech-type funds looking for new investments. We managed to construct something that made more sense for them, and we’re seeing substantial inflows into that.

•	We’ve averaged 5 new product launches a year over the last 5 years and have a few interesting ones coming towards the end of this year also.
•	And third in terms of growth strategy, we intend to expand our client relationships and our distribution capabilities in regions where we’ve not actively sought clients, and we believe these clients and regions should be a massive source of growth. For example, the US today accounts for close to 60% of the assets for alternative investments. We really have no US clients, and we’ve never gone into this market for a variety of reasons. We will be entering this market at the end of this year once we’ve registered with the SEC, and we feel very confident that while US allocators might be spoiled for choice with good domestic managers, when it comes to international and emerging markets both on the equity and fixed income side, we should be able to garner a pretty meaningful amount of money.
•	We also think that that will be very substantially aided by having the branding that’s associated with a NYSE listing in that much of the work we’re doing now with US investors is really introducing them to who we are. While we’re pretty well-known in Europe, in America they’ve just never heard of us. They see the track record, they see the size, they see the scale, and I think people are reacting very, very warmly. I think that the final point we have to do is really just to be able to show them that we haven’t decided to take on the risks and responsibilities associated with Sarbanes-Oxley for fun; we really intend to build a big and thriving business here.

SLIDE 8: TWO NEW STRATEGIC INVESTORS: ISTITHMAR AND SAL. OPPENHEIM
As part of the Freedom transaction, we decided it was time to expand into a couple of areas where historically we’ve not really had a very good penetration, and those two regions were the Middle East and Germany. As a result, we decided to look for the best partners, and we selected two that we’re incredibly excited about.
•	The first one is the Government of Dubai’s investment arm, Istithmar. We’re incredibly excited about them in that they’re investing in the GP and in our funds with lock-ups, and they will be distributing our products and our funds throughout the Middle East. They’re very keen and very smart. We will be training some of their people. We are already working on producing products that are customized towards the Islamic markets. We’re already beginning to see inflows from the region as a result and feel that this will be a very, very strong area for growth for us. Dubai, for those of you who don’t know, especially in the Middle East is a very enlightened government and has enormous financial aspirations which we hope to help them with. We feel that being sort of an exclusive alternative asset manager distributor, they will be for us an incredibly strong platform.

•	The second investor is Bank Sal. Oppenheim in Germany, Europe’s leading independent and largest independent private bank. Based in Cologne and now in Luxembourg, at the end of last year they had approximately €140 billion of client assets under management. We got to know them pretty well, and they were then eager to acquire a stake. We are working very closely with them now. The German market has been one that’s been very, very difficult to penetrate historically: one, because certain of the activist funds managed to get hedge funds the title of “locusts” within the German community, and also because the tax situation there was pretty opaque. With a partner such a Sal. Oppenheim, we’re able to get through a lot of the structuring issues. While out of the 450 large families that I mentioned, we probably work with the 5 largest German families, the level below, which is €100 million to €1 billion, of which there a literally thousands, we have a zero penetration. We’re very excited to work with Sal. Oppenheim because they work with many of these families and a very keen for our product.

SLIDE 9: GLG’S SIGNIFICANT AUM GROWTH HAS BEEN DRIVEN BY...
Our growth has been pretty strong. We’ve compounded at 36% annually since 2001. Since 2005, that growth has been 48% annually.
We believe that the combination of our diverse product offering and our investment performance has driven our strong asset management growth, despite having had challenging periods of investment performance within certain strategies and some of the regulatory issues we have faced.
The only year we experienced net outflows was in 2005, a year in which I believe we weathered the “perfect storm” — we faced a combination of challenging investment performance within two of our four legs, as well as very well-publicized regulatory inquiries. As our growth since suggests, we have rebounded extremely successfully, growing the assets under management 48% since 2005.
Further, we have enjoyed positive net inflows every month this summer despite the heavy turbulence in the capital markets.

SLIDE 10: ...GLG’S DIFFERENTIATED MULTI-STRATEGY APPROACH AND...
We have a differentiated multi-strategy approach which really was started with the private clients as I described. It was important for us to be able to give them a choice, and my view is that there is great cyclicality within pockets of the hedge fund business. A very clear example of that was in 2002, 2003 and 2004, you really only had to show up to make 15% in convertible arbitrage. It didn’t matter how good you were in 2005; you were going to be losing money or if you were spectacularly good, you were flat.
We wanted to have the ability to move among products and asset classes, so we opened up as a multi-strategy business. What we then learned from that was that is also as a defensive mechanism was an incredibly important one for us. As opposed to having a $10, $15 or $20 billion fund where you could have a situation where one group was up 10%, another group was down 10%, the firm made no money, the funds made no money, the clients made no money, but you still had to pay the people who were up, otherwise they’d leave. So in this way we’ve avoided the netting off risk that’s associated with many of the businesses out there.
We have 18 single-manager strategies, which make up about 60% of our assets under management. Our long-only products make up about 21% of our business. We charge hedge fund-like fees for our long-only products, typically 1 and 20 over LIBOR. They’ve had terrific performance, and we continue to see very strong inflows with no push-back at all on fees.
We also have a diversity of products within the strategies. So, whether it’s convertibles, there’s a variety of different strategies; within the long-short businesses, we not only have the main long-short but where we’ve had client demand, we’ve then broken it out into a Global Utilities Fund or a Global Financials Fund based on where we see the opportunities in increasing specialization as demanded and asked for by some of our institutional clients.

SLIDE 11: ...GLG’S STRONG AND SUSTAINED TRACK RECORD OF INVESTMENT PERFORMANCE
This is my favorite chart.
Since we launched our first fund in 1997, the dollar-weighted returns through June of this year, we have achieved a 17.3% compounded net annualized return in our alternative strategies. You can see some of the other indices which returned approximately 10% and some of the other key indices which returned 5% to 10%.
For 2007, on a dollar weighted basis, we generated a net return of 10.9% in the first half, we were flat in July, and we were down 3.3% in August. Looking at just our alternative strategies, we generated a net return of 11.7% in the first half, we were up roughly 50 basis points in July, and we were down 3.6% in August, so net net as of the end of August, up around 8.6% net.

SLIDE 12: SUBSTANTIAL NET RETURNS, WITH LOW INTER-FUND CORRELATION, SINCE INCEPTION
The next chart is an interesting one in that it highlights a few things.
The first thing it highlights is the huge growth opportunities that we feel we have. If you look at that chart, the largest fund there is a $2.5 billion fund, and we feel that to have an emerging markets long-short, a European long-short or a convertible arbitrage long-short at $2.5 billion clearly indicates that these funds can grow in most cases very, very appreciably multiple times before we get into liquidity issues or we think that we’re going to impact performance negatively by having too much money. Wherever we have felt historically that performance is going to be sacrificed, we simply close funds to new investments until either we can find greater capacity or if we can’t, we just stay closed and we will continue that.
The third part is the fact that while there’s a lot of funds and we manage a fair amount of money, the ability to grow those individual funds is very large.
The second part which to me is particularly interesting here is how low the correlation is among the funds. Now, August wasn’t as low as we’ve seen historically, but in general over the many years that we’ve been doing this, the correlation has been extremely low, around 0.3 between the funds themselves.
We also have built the business and transitioned it so that if we do get the hoped for increase in assets, our staffing levels more than sufficient in order to deal with this.

SLIDE 13: KEY DRIVERS OF FINANCIAL PERFORMANCE
Now, our earnings model is pretty simple:
•	First of all, there’s our assets under management, which drives the management fees and the administration fees and also of course the performance fees.

•	We’ve got a diversity of product offerings, so even in months like July and August, which were difficult months not only for the industry but for us, we were performance fee positive in both these months.

•	On the revenue side, really the actual fee rates that we have, we’ve seen absolutely no push-back at all. We’re not the highest chargers in the industry; we tend to be 2% and 20%. There’s a couple of funds which have more aggressive-fee structures, but in general, we’re not that high and some of the earlier families that we have assets for, their fee rates were lower when we started and as new offerings come in and they want to transition to different funds, there’ll naturally be a growth in the actual management fees that we charge.
On the expense side, like others in the industry, our personnel costs are our biggest expense.
With regard to income recognition, we charge performance fees when they crystallize, which is twice a year, so we crystallize performance fees at the end of June and at the end of December. We keep an annual high-water mark and obviously we only pay our people at the end of the year, so even if performance fees are strong in the first half and they’re weak in the second half, we have the flexibility to reduce compensation accordingly.
In terms of taxes, we will be taxed as a US C-corp. and expect to have an effective rate of approximately 20% over the intermediate term. Historically, our numbers have been around 16% to 17%. We put in the 20% hoping that it’s conservative.
Lastly, I do want to point that some of the key services to GLG are provided by non-employee holders of direct and indirect interests in limited partnerships with the GLG entities. In order to capture the total cost of these services, we have developed a non-GAAP metric which we refer to as adjusted net income.

SLIDE 14: FINANCIAL SUMMARY
As you can see from this Financial Summary slide, we have a very robust business and have gotten off to a good start this year.
Net income in the first half was $329 million, up 164% from the first half of 2006 with adjusted net income of $139 million, up 89%.
•	Our net assets under management reached $18.6 billion as of June 30th, up 23% through the end of 2006 and up 38% from the end of second quarter of 2006.

•	Net inflows were $2.0 billion during the first half of 2007, including managed account inflows and gross fund inflows. As I noted earlier, our net inflows since June have been positive.

SLIDE 15: GLG IS A WORLD-CLASS FRANCHISE
The rest of this is just some propaganda.
So I hope you’ve gotten a sense of GLG. I’m very happy to stop and take any questions you might have.

15